EXHIBIT 99.1
Element Solutions Inc
Announces 2025 Fourth Quarter and Full Year Financial Results

•2025 net sales of $2.55 billion, an increase of 4% on a reported basis or 6% on an organic basis from 2024
•2025 reported net income of $191 million and Adjusted EBITDA of $548 million
•2025 GAAP EPS of $0.79 and adjusted EPS of $1.49
•Introduces 2026 full year financial guidance for Adjusted EBITDA in the range of $650 million to $670 million
Miami, Fla., February 17, 2026 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals technology company, today announced its financial results for the three and twelve months ended December 31, 2025.
Executive Commentary
Chief Executive Officer Benjamin Gliklich commented, “Element Solutions had a record year in 2025. Demand from the datacenter infrastructure and high-performance computing markets drove double digit organic growth in our Electronics business that accelerated in the fourth quarter. Our electronics material solutions are supporting and enabling the leaps in performance and faster product development cycles that this market demands. Overall, our Company delivered record adjusted EBITDA in 2025, despite continued western industrial weakness and the divestiture of the Graphics business in the first quarter. As evidenced by nearly two years of consistent quarterly high single digit organic net sales growth in our Electronics segment, our strategy to penetrate the fastest growing, highest value niches in the market is working. The acquisitions we announced in the fourth quarter and closed earlier this year expand our footprint in these high-value supply chains and improve our offerings to new exciting growth categories.”
Mr. Gliklich continued, “The past year epitomized our dual focus on operational excellence and prudent capital allocation. We found numerous ways to improve our existing businesses through productivity improvements, targeted commercial investments and technical capability expansion, while divesting a lower value business and expanding our presence in attractive adjacencies through acquisitions. Even in our weaker end-markets, we delivered profit growth. Entering 2026, our initial focus will be on operational excellence, as we integrate recent acquisitions and support several new exciting product introductions. However, we should have both the financial and management capacity to deploy incremental capital as high-returning opportunities become available. We expect market conditions in 2026 to resemble latter 2025. Specifically, demand should continue growing in high-performance computing and leading-edge applications, while industrial markets should remain slower. Inclusive of the expected contributions of EFC and Micromax, we expect 2026 adjusted EBITDA to be between $650 million and $670 million and adjusted EPS growth in the mid to high teens. We are positioned for a record 2026, and I am grateful for the extraordinary talent at ESI that is responsible for a terrific year in 2025 and focused on another one ahead."

Fourth Quarter 2025 Highlights (compared with fourth quarter 2024):
•Net sales on a reported basis for the fourth quarter of 2025 were $676 million, an increase of 8% over the fourth quarter of 2024. Organic net sales increased 10%.
◦MacDermid Alpha Electronics Solutions (“Electronics”): Net sales increased 21% to $487 million. Organic net sales increased 13%.
◦Element Specialties (“Specialties”): Net sales decreased 15% to $189 million, of which 22% resulted from divestitures. Organic net sales increased 4%.
•Fourth quarter of 2025 earnings per share (EPS) performance:
◦GAAP diluted EPS was $0.03, as compared to $0.23 for the same period last year.
◦Adjusted EPS was $0.37, as compared to $0.35 for the same period last year.
•Reported net income for the fourth quarter of 2025 was $6 million, as compared to $55 million for the fourth quarter of 2024, a decrease of 89%.

◦Net income margin decreased by 790 basis points to 0.9%.
•Adjusted EBITDA for the fourth quarter of 2025 was $136 million, as compared to $130 million for the fourth quarter of 2024, an increase of 5%. On a constant currency basis, adjusted EBITDA increased 3%.
◦Electronics: Adjusted EBITDA was $95 million, an increase of 10%. On a constant currency basis, adjusted EBITDA increased 8%.
◦Specialties: Adjusted EBITDA was $41 million, a decrease of 5%. On a constant currency basis, adjusted EBITDA decreased 7%. The sale of the MacDermid Graphics Solutions business had a negative impact of 14% on constant currency adjusted EBITDA growth.
◦Adjusted EBITDA margin decreased by 60 basis points to 20.2%. On a constant currency basis, adjusted EBITDA margin decreased by 70 basis points.
Full Year 2025 Highlights (compared with full year 2024):
•Net sales on a reported basis for the full year 2025 were $2.55 billion, an increase of 4% over the prior full year period. Organic net sales increased 6%.
◦Electronics: Net sales increased 14% to $1.79 billion. Organic net sales increased 10%.
◦Specialties: Net sales decreased 15% to $765 million, of which 16% resulted from divestitures. Organic net sales increased 1%.
•Full year 2025 EPS performance:
◦GAAP diluted EPS was $0.79, as compared to $1.00 for 2024.
◦Adjusted EPS was $1.49, as compared to $1.44 for 2024.
•Reported net income for the full year 2025 was $191 million, as compared to $245 million for 2024, a decrease of 22%.
◦Net income margin decreased by 250 basis points to 7.5%.
•Adjusted EBITDA for the full year 2025 was $548 million, as compared to $535 million for 2024, an increase of 2%. On a constant currency basis, adjusted EBITDA increased 2%.
◦Electronics: Adjusted EBITDA was $382 million, an increase of 6%. On a constant currency basis, adjusted EBITDA increased 5%.
◦Specialties: Adjusted EBITDA was $165 million, a decrease of 5%. On a constant currency basis, adjusted EBITDA decreased 4%. The sale of the MacDermid Graphics Solutions business had a negative impact of 15% on constant currency adjusted EBITDA growth.
◦Adjusted EBITDA margin decreased by 30 basis points to 21.5%. On a constant currency basis, adjusted EBITDA margin decreased by 30 basis points.

2026 Guidance

For the full year 2026, the Company expects adjusted EBITDA to be in the range of $650 million to $670 million, inclusive of expected contributions from the Micromax and EFC acquisitions on a full-year basis and assuming current exchange rates and metal prices, and adjusted EPS growth rate in the mid to high teens. In addition, the Company expects first quarter 2026 adjusted EBITDA to be between $140 million and $155 million.

Recent Developments
Portfolio Optimization - On February 28, 2025, the Company completed the sale of its flexographic printing plate business, MacDermid Graphics Solutions, for approximately $320 million, net of disposed cash. MacDermid Graphics Solutions was reported within the Specialties segment. The sale resulted in a gain of $66.5 million.
EFC Acquisition - On January 2, 2026, the Company completed the acquisition of EFC Gases & Advanced Materials, a provider of high-purity specialty gases and other advanced materials, for a purchase price of approximately $369 million, net of cash and subject to adjustments, with a potential earn-out based on EFC's 2026 performance of up to $30.0 million cash or 1.16 million Company shares.
Micromax Acquisition - On February 2, 2026, the Company completed the acquisition of Micromax, a global supplier of advanced electronics inks and pastes, for a purchase price of approximately $500 million, net of cash and subject to adjustments.

Add-on Term Loans & Revolver Upsize - On February 2, 2026, the Company completed the syndication of $450 million of Add-on Term Loans and a 5-year $500 million senior secured revolving credit facility, which replaced its then existing 5-year $375 million revolving facility, upsizing the facility by $125 million and extending its maturity to 2031. The proceeds of the Add-on Term Loans were used to fund a portion of the purchase price of the Micromax Acquisition.
Cash Dividends - On February 10, 2026, the Board of Directors of the Company declared a cash dividend of $0.08 per outstanding share of its common stock. The dividend is expected to be paid on March 16, 2026 to stockholders of record at the close of business on March 2, 2026. For the full year 2025, approximately $77.8 million was returned to the Company's stockholders in the form of cash dividends.
Repurchases of Common Stock - During the year ended December 31, 2025, the Company repurchased 1.2 million shares of its common stock for $25.0 million. The remaining authorization under the Company's stock repurchase program was approximately $556 million at December 31, 2025.
Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2025 fourth quarter and full year financial results at 8:30 a.m. (Eastern Time) on Wednesday, February 18, 2026. Participants on the call will include Chief Executive Officer Benjamin H. Gliklich and President, Enterprise Operations and Chief Financial Officer Carey J. Dorman.

To listen to the call by telephone, please dial 888-510-2346 (domestic) or 646-960-0111 (international) and provide the Conference ID: 3799230. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available after completion of the live call at www.elementsolutionsinc.com.
About Element Solutions
Element Solutions Inc is a leading global specialty chemicals technology company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.

Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding the Company's expected benefits of recent divestitures and acquisitions; integration of these recent acquisitions; product introductions; financial and management capacity; capital deployment; market conditions and demand expectations; expected contributions of the Micromax and EFC acquisitions to the Company's 2026 adjusted EBITDA, adjusted EBITDA growth and adjusted EPS growth; position for a record 2026; first quarter 2026 guidance for adjusted EBITDA; full year 2026 guidance for adjusted EBITDA; and record performance in 2026. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available as of the current date, and the Company does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the war in Ukraine and other hostilities in the Middle-East as well as actions in response thereto and their impact on market conditions and the global economy; increases in tariffs and/or imposition of new tariffs and other changes in trade policy in the U.S. and other countries, and other economic factors that may affect cost structure and demand, including the cost and availability of raw materials and precious metals; capital requirements and need for and availability of financing; the impact of government regulations on our ability to conduct operations; the impact of changes to privacy, cybersecurity, environmental, global trade, tax and other governmental regulations; impairments, including those on goodwill and other intangible assets; price volatility and cost environment; inflation and fluctuations in foreign exchange rates; our liquidity, cash flows and capital allocation; funding sources and capital expenditures; outstanding debt and debt leverage ratio; shares repurchases; debt and/or equity issuance or retirement; expected returns to stockholders; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the Company's periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions, except per share amounts)	2025	2024	2025	2024
Net sales	$676.2	$624.2	$2,551.2	$2,456.9
Cost of sales	399.6	368.2	1,480.7	1,421.2
Gross profit	276.6	256.0	1,070.5	1,035.7
Operating expenses:
Selling, technical, general and administrative	189.5	166.7	660.7	628.8
Research and development	17.4	14.4	67.6	63.0
Total operating expenses	206.9	181.1	728.3	691.8
Operating profit	69.7	74.9	342.2	343.9
Other (expense) income:
Interest expense, net	(12.9)	(13.9)	(53.4)	(56.3)
Foreign exchange (losses) gains	(0.9)	1.1	(35.3)	25.1
Other (expense) income, net	(24.3)	4.7	(46.9)	(25.0)
(Loss) gain on divestitures	(0.6)	—	59.0	—
Total other expense	(38.7)	(8.1)	(76.6)	(56.2)
Income before income taxes and non-controlling interests	31.0	66.8	265.6	287.7
Income tax expense	(24.8)	(12.0)	(74.6)	(44.8)
Net income from continuing operations	6.2	54.8	191.0	242.9
Income from discontinued operations, net of tax	—	—	—	1.6
Net income	6.2	54.8	191.0	244.5
Net income attributable to non-controlling interests	(0.1)	(0.1)	(0.2)	(0.3)
Net income attributable to common stockholders	$6.1	$54.7	$190.8	$244.2

Earnings per share
Basic from continuing operations	$0.03	$0.23	$0.79	$1.00
Basic from discontinued operations	—	—	—	0.01
Basic attributable to common stockholders	$0.03	$0.23	$0.79	$1.01

Diluted from continuing operations	$0.03	$0.23	$0.79	$1.00
Diluted from discontinued operations	—	—	—	0.01
Diluted attributable to common stockholders	$0.03	$0.23	$0.79	$1.01

Weighted average common shares outstanding
Basic	242.1	242.2	242.0	242.1
Diluted	242.4	242.7	242.4	242.6

ELEMENT SOLUTIONS INC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
(dollars in millions)	2025	2024
Assets
Cash and cash equivalents	$626.5	$359.4
Accounts receivable, net of allowance for doubtful accounts of $9.4 and $10.3 at December 31, 2025 and 2024, respectively	517.7	439.6
Inventories	294.7	246.2
Prepaid expenses	28.3	22.7
Other current assets	115.3	136.9
Current assets held for sale	—	65.2
Total current assets	1,582.5	1,270.0
Property, plant and equipment, net	319.6	276.8
Goodwill	2,241.9	2,132.0
Intangible assets, net	657.2	732.0
Deferred income tax assets	175.5	133.3
Other assets	124.7	140.9
Non-current assets held for sale	—	188.9
Total assets	$5,101.4	$4,873.9
Liabilities and stockholders' equity
Accounts payable	$165.5	$121.3
Current installments of long-term debt	—	10.4
Accrued expenses and other current liabilities	264.4	229.3
Current liabilities held for sale	—	18.7
Total current liabilities	429.9	379.7
Debt	1,625.9	1,813.6
Pension and post-retirement benefits	22.3	22.2
Deferred income tax liabilities	93.1	93.9
Other liabilities	240.8	152.6
Non-current liabilities held for sale	—	13.5
Total liabilities	2,412.0	2,475.5
Stockholders' equity
Common stock, 400.0 shares authorized (2025: 269.6 shares issued; 2024: 267.2 shares issued)	2.7	2.7
Additional paid-in capital	4,279.2	4,214.1
Treasury stock (2025: 26.9 shares; 2024: 25.0 shares)	(393.9)	(349.5)
Accumulated deficit	(904.6)	(1,017.1)
Accumulated other comprehensive loss	(308.9)	(467.2)
Total stockholders' equity	2,674.5	2,383.0
Non-controlling interests	14.9	15.4
Total equity	2,689.4	2,398.4
Total liabilities and stockholders' equity	$5,101.4	$4,873.9

ELEMENT SOLUTIONS INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	2025					2024
(dollars in millions)	Q1	Q2	Q3	Q4	FY	FY
Cash flows from operating activities:
Net income	$98.0	$47.5	$39.3	$6.2	$191.0	$244.5
Net income from discontinued operations, net of tax	—	—	—	—	—	1.6
Net income from continuing operations	98.0	47.5	39.3	6.2	191.0	242.9
Reconciliation of net income to net cash flows provided by operating activities:
Depreciation and amortization	37.2	38.2	38.6	37.2	151.2	157.6
Deferred income taxes	(4.8)	(2.3)	(9.1)	3.6	(12.6)	(39.2)
Foreign exchange losses (gains)	5.7	12.6	10.3	0.8	29.4	(24.4)
Incentive stock compensation	5.0	6.3	4.5	43.3	59.1	14.8
Net (gain) loss on divestitures	(72.1)	5.5	7.0	0.6	(59.0)	—
Other, net	4.5	2.4	2.8	(0.5)	9.2	22.9
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(12.8)	(26.7)	(10.1)	(8.0)	(57.6)	(29.9)
Inventories	(18.3)	(7.1)	(9.6)	(4.1)	(39.1)	7.8
Accounts payable	19.3	(1.0)	(2.5)	11.6	27.4	(1.0)
Accrued expenses	(44.5)	5.7	22.3	16.2	(0.3)	33.0
Prepaid expenses and other current assets	(4.8)	(7.5)	(2.1)	(7.2)	(21.6)	(4.2)
Other assets and liabilities	13.6	(1.0)	8.7	(8.6)	12.7	(18.3)
Net cash flows provided by operating activities	26.0	72.6	100.1	91.1	289.8	362.0
Cash flows from investing activities:
Capital expenditures	(11.0)	(17.7)	(16.5)	(17.0)	(62.2)	(68.4)
Proceeds from disposal of property, plant and equipment	0.1	0.6	0.1	0.7	1.5	—
Proceeds from divestitures (net of cash of $2.4 million)	322.9	2.6	(1.7)	(2.6)	321.2	—
Acquisitions, net of cash acquired	—	—	—	—	—	(3.9)
Other, net	25.6	—	(0.1)	0.1	25.6	(1.5)
Net cash flows provided by (used in) investing activities	337.6	(14.5)	(18.2)	(18.8)	286.1	(73.8)
Cash flows from financing activities:
Debt proceeds, net of discount	—	—	—	—	—	1,040.1
Repayments of borrowings	(202.6)	—	—	—	(202.6)	(1,152.6)
Repurchases of common stock	—	(19.4)	—	(5.6)	(25.0)	—
Dividends	(19.8)	(19.3)	(19.3)	(19.4)	(77.8)	(78.2)
Payment of financing fees	—	—	—	—	—	(3.2)
Other, net	(4.9)	—	4.2	(14.3)	(15.0)	(12.7)
Net cash flows used in financing activities	(227.3)	(38.7)	(15.1)	(39.3)	(320.4)	(206.6)
Net cash flows provided by operating activities of discontinued operations	—	—	—	—	—	1.6
Effect of exchange rate changes on cash and cash equivalents	3.5	11.3	(2.4)	(0.8)	11.6	(13.1)
Net increase in cash and cash equivalents	139.8	30.7	64.4	32.2	267.1	70.1
Cash and cash equivalents at beginning of period	359.4	499.2	529.9	594.3	359.4	289.3
Cash and cash equivalents at end of period	$499.2	$529.9	$594.3	$626.5	$626.5	$359.4
Supplemental disclosure information of continuing operations:
Cash paid for interest	$25.4	$8.8	$24.9	$9.5	$68.6	$64.8
Cash paid for income taxes	$28.3	$26.5	$16.7	$27.3	$98.8	$87.2

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. SUMMARY RESULTS
	Three Months Ended December 31,					Twelve Months Ended December 31,
(dollars in millions)	2025	2024	Reported	Constant Currency	Organic	2025	2024	Reported	Constant Currency	Organic
Net Sales
Electronics	$487.3	$401.4	21%	20%	13%	$1,786.2	$1,561.4	14%	14%	10%
Specialties	188.9	222.8	(15)%	(18)%	4%	765.0	895.5	(15)%	(15)%	1%
Total	$676.2	$624.2	8%	6%	10%	$2,551.2	$2,456.9	4%	3%	6%

Net Income
Total	$6.2	$54.8	(89)%			$191.0	$244.5	(22)%

Adjusted EBITDA
Electronics	$95.3	$86.8	10%	8%		$382.2	$361.5	6%	5%
Specialties	41.0	43.1	(5)%	(7)%		165.4	173.2	(5)%	(4)%
Total	$136.3	$129.9	5%	3%		$547.6	$534.7	2%	2%

	Three Months Ended December 31,			Constant Currency		Twelve Months Ended December 31,			Constant Currency
	2025	2024	Change	2025	Change	2025	2024	Change	2025	Change
Net Income Margin
Total	0.9%	8.8%	(790)bps			7.5%	10.0%	(250)bps

Adjusted EBITDA Margin
Electronics	19.6%	21.6%	(200)bps	19.5%	(210)bps	21.4%	23.1%	(170)bps	21.3%	(180)bps
Specialties	21.6%	19.4%	220bps	22.0%	260bps	21.6%	19.3%	230bps	21.8%	250bps
Total	20.2%	20.8%	(60)bps	20.1%	(70)bps	21.5%	21.8%	(30)bps	21.5%	(30)bps

II. CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	December 31, 2025
Instrument
Term Loans	(1)	12/18/2030	SOFR plus 1.75%	$836.2
Total First Lien Debt				836.2
Senior Notes due 2028		9/1/2028	3.875%	800.0
Total Debt				1,636.2
Cash Balance				626.5
Net Debt				$1,009.7
Adjusted Shares Outstanding	(2)			244.7
Market Capitalization	(3)			$6,115.1
Total Capitalization				$7,124.8
(1) Element Solutions swapped its floating term loan rate to a fixed rate for a portion of its outstanding term loans through the use of interest rate swaps and cross-currency swaps which mature in December 2028 or December 2029, as applicable. At December 31, 2025, approximately 100% of the Company's debt was fixed.
(2) See "Adjusted Common Shares Outstanding at December 31, 2025 and 2024" following the footnotes under the "Adjusted Earnings Per Share (EPS)" reconciliation table below.

(3) Based on the closing price of the shares of Element Solutions of $24.99 at December 31, 2025.

III. SELECTED FINANCIAL DATA
	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions)	2025	2024	2025	2024
Interest expense	$18.1	$16.6	$72.0	$67.5
Interest paid	9.5	7.9	68.6	64.8
Income tax expense	24.8	12.0	74.6	44.8
Income taxes paid	27.3	26.4	98.8	87.2
Capital expenditures	17.0	22.3	62.2	68.4
Proceeds from disposal of property, plant and equipment	0.7	—	1.5	—

IV. SUPPLEMENTAL INFORMATION
	2025				2024
(dollars in millions)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net Sales
Electronics	$394.3	$439.4	$465.2	$487.3	$349.2	$391.7	$419.1	$401.4
Specialties	199.4	185.8	190.9	188.9	225.8	221.0	225.9	222.8
Total	$593.7	$625.2	$656.1	$676.2	$575.0	$612.7	$645.0	$624.2

Net Income
Total	$98.0	$47.5	$39.3	$6.2	$56.0	$93.3	$40.4	$54.8

Adjusted EBITDA
Electronics	$88.9	$96.5	$101.5	$95.3	$83.9	$92.2	$98.6	$86.8
Specialties	39.5	39.5	45.4	41.0	43.1	42.9	44.1	43.1
Total	$128.4	$136.0	$146.9	$136.3	$127.0	$135.1	$142.7	$129.9

Non-GAAP Measures
To supplement its financial measures prepared in accordance with GAAP, Element Solutions presents in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS, adjusted EPS growth, adjusted common shares outstanding, free cash flow, adjusted free cash flow, organic net sales growth, first quarter 2026 guidance for adjusted EBITDA, and full year 2026 guidance for adjusted EBITDA, adjusted EBITDA growth and adjusted EPS growth. The Company also evaluates and presents its results of operations on an organic and constant currency basis.
Management internally reviews these non-GAAP measures to evaluate performance and liquidity on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis.  The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations as well as their ability to generate cash separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or that are considered to be associated with its capital structure.  These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the definitions and reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company provides first quarter 2026 guidance for adjusted EBITDA and full year 2026 guidance for adjusted EBITDA, adjusted EBITDA growth and adjusted EPS growth on a non-GAAP basis only. Reconciliations of such forward-looking non-GAAP measures to GAAP are excluded in reliance upon the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K due to the inherent difficulty in forecasting and quantifying, without unreasonable efforts, certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, impairments, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliations of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting results to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollars. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollars using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.
Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals, and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.

The following table reconciles GAAP net sales growth to organic net sales growth for the three and twelve months ended December 31, 2025:

	Three Months Ended December 31, 2025
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Divestitures	Organic Net Sales Growth
Electronics	21%	(2)%	20%	(7)%	—%	13%
Specialties	(15)%	(2)%	(18)%	—%	22%	4%
Total	8%	(2)%	6%	(4)%	8%	10%
NOTE: Totals may not sum due to rounding.

	Twelve Months Ended December 31, 2025
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Divestitures	Organic Net Sales Growth
Electronics	14%	(1)%	14%	(4)%	—%	10%
Specialties	(15)%	0%	(15)%	—%	16%	1%
Total	4%	0%	3%	(3)%	6%	6%
NOTE: Totals may not sum due to rounding.
For the three months ended December 31, 2025, Electronics' consolidated results were positively impacted by $26.9 million of pass-through metals pricing and Specialties' consolidated results were negatively impacted by $48.8 million of divestitures.
For the twelve months ended December 31, 2025, Electronics' consolidated results were positively impacted by $64.4 million of pass-through metals pricing and Specialties' consolidated results were negatively impacted by $139 million of divestitures.
Adjusted Earnings Per Share (EPS):
Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions.
Further, the Company adjusts its effective tax rate to 20%, as described in footnote (11) under the reconciliation table below. This effective tax rate, which reflects the Company’s estimated long-term expectations for taxes to be paid on its adjusted non-GAAP earnings, is consistent with how management evaluates the Company’s financial performance. The Company also believes that providing a fixed rate facilitates comparisons of business performance from period to period. This non-GAAP effective tax rate is lower than the average of the statutory tax rates applicable to the Company’s jurisdictional mix of earnings, primarily because it reflects tax benefits derived from U.S. tax attribute carryforwards, which consist of operating losses and tax credits.
The resulting adjusted net income is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).

The following table reconciles GAAP "Net income" to "Adjusted net income" and presents the number of adjusted common shares outstanding used in calculating adjusted EPS for each period presented below:

		Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions, except per share amounts)		2025	2024	2025	2024
Net income		$6.2	$54.8	$191.0	$244.5
Income from discontinued operations, net of tax		—	—	—	(1.6)
Net income attributable to non-controlling interests		(0.1)	(0.1)	(0.2)	(0.3)
Reversal of amortization expense	(1)	25.8	28.2	110.1	117.6
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	0.2	0.3	1.2	1.3
Restructuring expense	(2)	0.9	2.1	5.6	7.8
Acquisition, integration and transaction expenses	(3)	12.3	10.4	34.9	21.7
Foreign exchange losses (gains) on intercompany loans	(4)	—	0.3	28.2	(23.9)
Loss (gain) on divestitures	(5)	0.6	—	(59.0)	—
Unrealized losses (gains) on metals derivative contracts	(6)	3.4	(7.4)	16.7	(4.4)
Debt financing costs	(7)	—	0.4	1.8	0.8
Kuprion Acquisition research and development charge	(8)	—	—	—	3.9
2025 executive share grants	(9)	37.1	—	37.1	—
Other, net	(10)	0.9	5.6	12.1	27.2
Tax effect of pre-tax non-GAAP adjustments	(11)	(16.2)	(8.0)	(37.7)	(30.4)
Adjustment to estimated effective tax rate	(11)	18.6	(1.3)	21.4	(12.7)
Adjusted net income		$89.7	$85.3	$363.2	$351.5

Adjusted earnings per share	(12)	$0.37	$0.35	$1.49	$1.44

Adjusted common shares outstanding	(12)	244.7	244.5	244.4	244.5
(1)    The Company eliminates the amortization expense associated with intangible assets and the incremental depreciation associated with the step-up of fixed assets recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2)    The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(3)    The Company adjusts for costs associated with acquisition, integration and transaction activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4)    The Company adjusts for foreign exchange gains and losses on intercompany loans because it expects the period-to-period movement of the applicable currencies to offset on a long-term basis and because these gains and losses are not fully realized due to their long-term nature. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(5)     The Company adjusts for the gain on the sale of its MacDermid Graphics Solutions business and the loss on other immaterial divestiture activity because it believes they are not reflective of ongoing operations.
(6)    The Company adjusts for unrealized gains/losses on metals derivative contracts as it believes it provides a more meaningful comparison of its performance between periods.
(7)    The Company adjusts for costs related to the partial prepayments of its term loans because it believes these costs are not reflective of ongoing operations.
(8)    The Company adjusts for research and development costs associated with contingent consideration related to the acquisition of Kuprion, Inc. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(9)    The Company adjusts for costs relating to the grant and subsequent vesting of shares to certain executives in December 2025 because it believes it provides a more meaningful comparison of its performance between periods.
(10)    The Company's adjustments include highly inflationary accounting losses for its operations in Turkey of $0.8 million and $0.7 million for three months ended December 31, 2025 and 2024, respectively, and $4.9 million and $3.8 million for the years ended December 31, 2025 and 2024, respectively, and an $11.4 million non-cash available-for-sale debt security impairment charge in the third quarter of 2024. In addition, the Company adjusts for certain professional consulting fees. The Company adjusts for highly inflationary accounting impacts for its operations in Turkey as it believes it provides a more meaningful comparison of its performance between periods. The Company adjusts for the available-for-sale debt security impairment and certain professional consulting fees because it believes they are not reflective of ongoing operations.
(11)    The Company uses a non-GAAP effective tax rate of 20%. This rate, which reflects the Company's estimated long-term expectations for taxes to be paid on its adjusted non-GAAP earnings, is consistent with how management evaluates the Company's financial performance. The Company also believes that providing a fixed rate facilitates comparisons of business performance from period to period. This non-GAAP effective tax rate is lower than the average of the statutory tax rates applicable to the Company's jurisdictional mix of earnings, primarily because it reflects tax benefits derived from U.S. tax attribute carryforwards, which consist of operating losses and tax credits. These economic benefits are expected to recur through 2028. Without taking into account these benefits derived from its U.S. tax attribute carryforwards and other similar adjustments, the Company's non-GAAP effective tax rate would have been 24.7% which would have resulted in a $0.09 reduction in Adjusted EPS for the year ended December 31, 2025.
(12)    The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable). The Company adjusts the number of its outstanding common shares for this calculation as it believes it provides a better understanding of its results of operations on a per share basis. See the table below for further information.
Adjusted Common Shares Outstanding at December 31, 2025 and 2024
The following table shows the Company's adjusted common shares outstanding at each period presented:

	2025		2024
(amounts in millions)	Q4	FY Average	Q4	FY Average
Basic common shares outstanding	242.7	242.2	242.2	242.1
Number of shares issuable upon vesting of granted Equity Awards	2.0	2.2	2.3	2.4
Adjusted common shares outstanding	244.7	244.4	244.5	244.5

EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of the Company's business and facilitate comparisons of its profitability to prior and future periods.
The following table reconciles GAAP "Net income" to "Adjusted EBITDA" for each of the periods presented:

		2025
(dollars in millions)		Q1	Q2	Q3	Q4	FY
Net income		$98.0	$47.5	$39.3	$6.2	$191.0
Add (subtract):
Income tax expense		17.8	15.8	16.2	24.8	74.6
Interest expense, net		14.3	12.9	13.3	12.9	53.4
Depreciation expense		10.0	9.7	10.0	11.4	41.1
Amortization expense		27.2	28.5	28.6	25.8	110.1
EBITDA		167.3	114.4	107.4	81.1	470.2
Adjustments to reconcile to Adjusted EBITDA:
Restructuring expense	(2)	1.1	2.1	1.5	0.9	5.6
Acquisition, integration and transaction expenses	(3)	8.3	3.3	11.0	12.3	34.9
Foreign exchange losses on intercompany loans	(4)	6.0	10.6	11.6	—	28.2
(Gain) loss on divestitures	(5)	(72.1)	5.5	7.0	0.6	(59.0)
Unrealized losses (gains) on metals derivative contracts	(6)	10.8	(3.9)	6.4	3.4	16.7
Debt financing costs	(7)	1.8	—	—	—	1.8
2025 executive share grants	(9)	—	—	—	37.1	37.1
Other, net	(10)	5.2	4.0	2.0	0.9	12.1
Adjusted EBITDA		128.4	136.0	146.9	136.3	547.6
MacDermid Graphics Solutions Adjusted EBITDA		5.3	—	—	—	5.3
Adjusted EBITDA excluding MacDermid Graphics Solutions (1)		$123.1	$136.0	$146.9	$136.3	$542.3

		2024
(dollars in millions)		Q1	Q2	Q3	Q4	FY
Net income		$56.0	$93.3	$40.4	$54.8	$244.5
Add (subtract):
Income from discontinued operations, net of tax		—	(1.6)	—	—	(1.6)
Income tax expense (benefit)		13.5	(17.5)	36.8	12.0	44.8
Interest expense, net		13.9	14.3	14.2	13.9	56.3
Depreciation expense		10.1	10.3	10.0	9.6	40.0
Amortization expense		30.2	29.8	29.4	28.2	117.6
EBITDA		123.7	128.6	130.8	118.5	501.6
Adjustments to reconcile to Adjusted EBITDA:
Restructuring expense (income)	(2)	2.3	3.5	(0.1)	2.1	7.8
Acquisition, integration and transaction expenses	(3)	1.7	3.3	6.3	10.4	21.7
Foreign exchange (gains) losses on intercompany loans	(4)	(6.8)	(3.9)	(13.5)	0.3	(23.9)
Unrealized losses (gains) on metals derivative contracts	(6)	0.7	0.7	1.6	(7.4)	(4.4)
Debt refinancing costs	(7)	—	—	0.4	0.4	0.8
Kuprion Acquisition research and development charge	(8)	3.9	—	—	—	3.9
Other, net	(10)	1.5	2.9	17.2	5.6	27.2
Adjusted EBITDA		127.0	135.1	142.7	129.9	534.7
MacDermid Graphics Solutions Adjusted EBITDA		7.8	7.5	9.3	6.1	30.7
Adjusted EBITDA excluding MacDermid Graphics Solutions (1)		$119.2	$127.6	$133.4	$123.8	$504.0
(1) Assumes that the MacDermid Graphics Solutions transaction had closed on January 1, 2024.
NOTE: For the remaining footnote descriptions, please refer to the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above.
Free Cash Flow and Adjusted Free Cash Flow:
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Adjusted free cash flow for the three and twelve months ended December 31, 2025 is defined as net cash flows from operating activities less (1) net capital expenditures, (2) non-recurring payments associated with a multi-year tax settlement and (3) professional fees, non-recurring expenses and taxes paid in association with acquisitions and divestitures. Management believes that these non-GAAP metrics, which measure the Company’s ability to generate cash from its business operations, are important financial measures for evaluating the Company's liquidity. Free cash flow and adjusted free cash flow should be considered as additional measures of liquidity to, rather than as substitutes for, net cash provided by operating activities.
The following table reconciles "Cash flows from operating activities" to "Free cash flow" or "Adjusted free cash flow," as applicable, for the periods presented:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions)	2025	2024	2025	2024
Cash flows from operating activities	$91.1	$138.7	$289.8	$362.0
Capital expenditures	(17.0)	(22.3)	(62.2)	(68.4)
Proceeds from disposal of property, plant and equipment	0.7	—	1.5	—
Adjustments	8.0		26.7
Free cash flow	$82.8	$116.4	$255.8	$293.6

Investor Relations Contact:	Media Contact:
Varun Gokarn Vice President, Strategy and Integration Element Solutions Inc 1-203-952-0369 IR@elementsolutionsinc.com	Scott Bisang / Ed Hammond / Tali Epstein Collected Strategies 1-212-379-2072 esi@collectedstrategies.com